A-Mark Closes Previously Announced Acquisition of Retailer JM Bullion

JM Bullion’s CEO and Co-Founder Michael Wittmeyer and Former JMB Chairman Kendall Saville, along with Technology Executive Monique Sanchez, Join A-Mark’s Board of Directors

El Segundo, CA – March 19, 2021 – A-Mark Precious Metals, Inc. (NASDAQ: AMRK) (A-Mark), a leading fully integrated precious metals platform, has closed its previously announced acquisition of the 79.5% of the issued and outstanding shares of JM Bullion, Inc. (JMB), a leading e-commerce retailer of precious metals, not previously owned by A-Mark.

“Today is a significant day for A-Mark’s and JMB’s employees, customers, partners, and shareholders, as we complete the acquisition of JMB and create the industry’s preeminent fully integrated precious metals platform,” said A-Mark CEO Greg Roberts. “As the anchor to our multifaceted direct-to-retail strategy, JMB enables us to more effectively capitalize on the growing demand for precious metals through online and e-commerce channels.”

JMB Transaction Terms

As previously announced, for purposes of the acquisition, the JMB business was valued at $174.0 million, implying a value of approximately $138.3 million for the 79.5% of JMB that A-Mark did not previously own. The adjusted preliminary purchase price was $136.8 million, consisting of $106.5 million in cash and $30.3 million in common stock of the Company. In accordance with the definitive agreement, the cash portion of the purchase price was reduced by 20.53% of the amount of a cash redemption made by JMB to its stockholders (excluding A-Mark) immediately prior to the closing. Taking into account this reduction, along with certain other adjustments specified in the definitive agreement, the total amount paid at closing consisted of $82.3 million of cash and $30.3 million of A-Mark common stock, valued as of the signing of the definitive agreement. A-Mark financed the cash portion of the purchase price with cash on hand and from net proceeds from the Company’s public offering of common stock, which closed on March 8, 2021.

Transaction Advisors

D.A. Davidson & Co. acted as financial advisor to A-Mark and Kramer Levin Naftalis & Frankel LLP acted as legal advisor to A-Mark. Duane Morris LLP acted as legal advisor to JMB.

A-Mark Board of Director Appointments

In connection with the acquisition, JMB CEO and Co-Founder Michael Wittmeyer and Chairman Kendall Saville joined A-Mark’s board of directors. Mr. Wittmeyer also assumed the role of Executive VP of A-Mark’s Direct Sales segment, which includes A-Mark’s existing Goldline business.

Mr. Wittmeyer has entered into an employment agreement with JMB effective as of the closing, for a term ending June 30, 2024. As an inducement to Mr. Wittmeyer to enter into the employment agreement, A-Mark granted him a stock option to purchase 60,000 A-Mark shares with a stated term of

10 years, vesting on June 30, 2024. The stock option’s exercise price per share will be the closing price of A-Mark’s stock on the Nasdaq Global Select Market on the date of grant.

In addition to serving as Chairman of JMB for seven years, Mr. Saville co-founded PlayUSA, an iGaming media network which was acquired by Catena Media (STO: CTM), and served as a consultant to Catena Media from 2016 to 2019. Mr. Saville is currently the CEO of Ocean View Marketing and i15 Media, an iGaming marketing company. Mr. Saville’s investment specialty is in store-of-value businesses, and his focus for nearly a decade has been investments in cryptocurrency technology, including the largest cryptocurrency exchange in the Middle East, and decentralized finance.

In addition to Mr. Wittmeyer and Mr. Saville, A-Mark’s board of directors also appointed Monique Sanchez to the board. Ms. Sanchez brings to A-Mark nearly 30 years of experience, with over 21 years in the digital advertising industry with a deep expertise in selling advertising technologies and media solutions to global agencies, marketers, and publishers. Since 2008, she has held senior sales and business development roles at Google, including most recently as Director Agency Sales Development, where she is responsible for leading an agency development team focused on driving revenue growth across Google’s largest market and U.S. clients and agency holding companies. Previously, Ms. Sanchez held business development roles at DoubleClick, which was acquired by Google in 2008.

“On behalf of the entire organization, I would like to welcome Michael, Kendall, and Monique to A-Mark’s board of directors,” said Chairman Jeffrey D. Benjamin. “All three executives bring unique and valuable perspectives and experience to the boardroom, in particular in the ecommerce and digital marketing industries, which we look forward to benefiting from as we enter A-Mark’s next phase of growth and profitability.”

With the additions of Mr. Wittmeyer, Mr. Saville, and Ms. Sanchez, A-Mark’s board of directors expands to nine directors, including seven independent directors.

About A-Mark Precious Metals

Founded in 1965, A-Mark Precious Metals, Inc. (NASDAQ: AMRK) is a leading full-service precious metals company and wholesaler of gold, silver, platinum and palladium bullion and related products. The company’s global customer base includes sovereign and private mints, manufacturers and fabricators, refiners, dealers, financial institutions, industrial users, investors, collectors, and e-commerce and other retail customers. The company conducts its operations through three complementary segments: Direct Sales, Wholesale, and Secured Lending,

A-Mark is headquartered in El Segundo, California, with offices and facilities in Los Angeles, California, Vienna, Austria, Las Vegas, Nevada, Winchester, Indiana, and Dallas, Texas. For more information, visit www.amark.com.

About JM Bullion

JM Bullion is a leading online retailer of precious metals, headquartered in Dallas, Texas. For more information, visit www.jmbullion.com.

Important Cautions Regarding Forward-Looking Statements

Statements in this press release that relate to the anticipated benefits of the JMB acquisition, the future growth and profitability of our company and other such disclosures are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange

Act of 1934. Future events and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ include the following: the failure to realize the strategic rationale for the JMB acquisition, in whole or in part; difficulties integrating the businesses and management of A-Mark and JMB; changes in consumer demand and preferences for precious metal products, particularly through e-commerce channels; the effects of the COVID-19 pandemic and the eventual return to normalized business and economic conditions;  and other strategic, business, economic, financial, political, governmental and market risks described in in the company’s public filings with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

Company Contact:

Thor Gjerdrum, President

A-Mark Precious Metals, Inc.

1-310-587-1414

thor@amark.com

Investor Relations Contact:

Matt Glover

Gateway Investor Relations

1-949-574-3860

AMRK@gatewayir.com